Exhibit 99.1

news release

www.pplnewsroom.com

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Lisa Pammer, 610-774-3316

PPL Corporation Reports Second-Quarter Earnings

•	Updates reported earnings forecast range to $1.92 to $2.12 per share, reflecting special items recorded through the second quarter.

•	Reaffirms 2017 ongoing earnings forecast range of $2.05 to $2.25 per share.

•	Reaffirms projected compound annual earnings per share growth rate of 5 to 6 percent from 2017 through 2020 and targeted dividend growth of about 4 percent a year over the same period.

ALLENTOWN, Pa. (Aug. 3, 2017) - PPL Corporation (NYSE: PPL) on Thursday (8/3) announced second-quarter 2017 reported earnings (GAAP) of $292 million, or $0.43 per share, a decrease from second-quarter 2016 reported earnings of $483 million, or $0.71 per share.
Reported earnings for the first six months of 2017 were $695 million, or $1.01 per share, a decrease from $964 million, or $1.41 per share, for the first six months of 2016.
Adjusting for special items, second-quarter 2017 earnings from ongoing operations (non-GAAP) were $356 million, or $0.52 per share, compared with $380 million, or $0.56 per share, a year ago. This decrease was driven primarily by expected lower foreign currency exchange rates.
Earnings from ongoing operations for the first six months of 2017 were $781 million, or $1.14 per share, compared with $838 million, or $1.23 per share, for the first six months of 2016. This decrease was driven primarily by expected lower foreign currency exchange rates and unfavorable weather in Kentucky, partially offset by an April 1, 2016 price increase in the U.K.
"As we continue to execute our business plans, we remain on track to deliver on our 2017 commitments, as well as our longer-term projections for competitive earnings and dividend growth," said William H. Spence, PPL chairman, president and Chief Executive Officer.
With the effect of special items recorded through the second quarter, the company's forecast range for 2017 reported earnings is $1.92 to $2.12 per share.
PPL's forecast range for earnings from ongoing operations, reaffirmed today, is $2.05 to $2.25 per share, with a midpoint of $2.15 per share.
Looking beyond 2017, PPL expects 5 to 6 percent compound annual earnings growth per share from 2017 through 2020, measured against its 2017 ongoing earnings forecast midpoint of $2.15 per share. In addition, the company is targeting dividend growth of about 4 percent a year through 2020.
Spence said second-quarter highlights included Louisville Gas and Electric Company and Kentucky Utilities Company receiving Kentucky Public Service Commission approval for a combined rate increase of $116 million a year, with new rates effective July 1. The increase will support continued investments in safe, reliable electricity and natural gas service.

PPL also remained on pace in the second quarter to invest more than $1 billion in 2017 on infrastructure improvements at each of its U.K., Kentucky and Pennsylvania business segments. These infrastructure improvements included Louisville Gas and Electric Company completing a 540-mile, 20-year gas-main replacement project to strengthen the safety and reliability of gas service in Louisville.
Also in the second quarter, PPL Electric Utilities and Kentucky Utilities Company ranked highest for residential customer satisfaction among similarly sized electric utilities in the regions they serve. Louisville Gas and Electric Company was second only to Kentucky Utilities for mid-sized utilities in the Midwest as part of a national study of customer satisfaction.
"Our strategy includes delivering industry-leading customer service and reliability, investing responsibly in a sustainable energy future, and executing well on PPL's infrastructure plans, all of which we continued to demonstrate through the first half of 2017," Spence said. "Looking forward, we remain as focused as ever on these priorities as we work to deliver on our commitments to our shareowners and the customers we serve."

Second-Quarter and Year-to-Date Earnings Details

PPL's reported earnings for the second quarter of 2017 included net special-item after-tax charges of $64 million, or $0.09 per share, from foreign currency economic hedges. Reported earnings for the second quarter of 2016 included net special-item after-tax benefits of $103 million, or $0.15 per share, primarily from foreign currency economic hedges.
PPL's reported earnings for the first six months of 2017 included net special-item after-tax charges of $86 million, or $0.13 per share, from foreign currency economic hedges. Reported earnings for the first six months of 2016 included net special-item after-tax benefits of $126 million, or $0.18 per share, primarily from foreign currency economic hedges.
As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	2nd Quarter			Year To Date
	2017	2016	% Change	2017	2016	% Change
Reported earnings	$292	$483	(40)%	$695	$964	(28)%
Reported earnings per share	$0.43	$0.71	(39)%	$1.01	$1.41	(28)%

	2nd Quarter			Year To Date
	2017	2016	% Change	2017	2016	% Change
Earnings from ongoing operations	$356	$380	(6)%	$781	$838	(7)%
Earnings from ongoing operations per share	$0.52	$0.56	(7)%	$1.14	$1.23	(7)%

Second-Quarter and Year-to-Date Earnings by Segment

	2nd Quarter		Year To Date
Per share	2017	2016	2017	2016
Reported earnings
U.K. Regulated	$0.22	$0.51	$0.63	$0.93
Kentucky Regulated	0.12	0.11	0.26	0.28
Pennsylvania Regulated	0.11	0.11	0.22	0.25
Corporate and Other	(0.02)	(0.02)	(0.10)	(0.05)
Total	$0.43	$0.71	$1.01	$1.41

	2nd Quarter		Year To Date
	2017	2016	2017	2016
Special items (expense) benefit
U.K. Regulated	$(0.09)	$0.15	$(0.13)	$0.19
Kentucky Regulated	—	—	—	—
Pennsylvania Regulated	—	—	—	—
Corporate and Other	—	—	—	(0.01)
Total	$(0.09)	$0.15	$(0.13)	$0.18

	2nd Quarter		Year To Date
	2017	2016	2017	2016
Earnings from ongoing operations
U.K. Regulated	$0.31	$0.36	$0.76	$0.74
Kentucky Regulated	0.12	0.11	0.26	0.28
Pennsylvania Regulated	0.11	0.11	0.22	0.25
Corporate and Other	(0.02)	(0.02)	(0.10)	(0.04)
Total	$0.52	$0.56	$1.14	$1.23

Key Factors Impacting Earnings

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), which serves Southwest and Central England and South Wales.
Reported earnings in the second quarter of 2017 decreased by $0.29 per share compared to a year ago. Earnings from ongoing operations in the second quarter of 2017 decreased by $0.05 per share. Excluding special items, factors driving earnings results primarily include $0.07 of lower foreign currency exchange rates, partially offset by lower operation and maintenance expense, including pension expense.
Reported earnings for the first six months of 2017 decreased by $0.30 per share compared with a year ago, and earnings from ongoing operations for the first six months of 2017 increased by $0.02 per share. Excluding special items, factors driving earnings results primarily include higher prices from an April 1, 2016 price increase, lower operation and maintenance expense, including pension expense, and lower income taxes, including the tax benefits of accelerated pension contributions, largely offset by $0.17 of lower foreign currency exchange rates.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the second quarter of 2017 increased by $0.01 per share compared with a year ago, driven by lower operation and maintenance expense.
Reported earnings and earnings from ongoing operations for the first six months of 2017 decreased by $0.02 per share compared with a year ago, driven by lower sales volumes due to unfavorable weather.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the second quarter of 2017 were flat compared to a year ago. Higher transmission earnings due to additional capital investments were offset by a lower PJM zonal peak load billing factor and higher depreciation expense.
Reported earnings and earnings from ongoing operations for the first six months of 2017 decreased by $0.03 per share compared with a year ago, driven primarily by higher depreciation expense and a lower PJM zonal peak load billing factor, partially offset by higher transmission earnings due to additional capital investments.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
The loss in second-quarter reported earnings and earnings from ongoing operations remained flat compared to prior year.
The loss for the first six months of the year for reported earnings increased by $0.05 per share and increased by $0.06 per share for earnings from ongoing operations compared to a year ago. The change resulted primarily from the timing impact of recording annual estimated taxes. This impact is expected to continue to reverse through the remainder of the year.

Earnings Forecast

	Reported Earnings		Earnings from Ongoing Operations
	2017 forecast midpoint	2016 actual	2017 forecast midpoint	2016 actual
Per share
U.K. Regulated	$1.07	$1.83	$1.20	$1.49
Kentucky Regulated	0.56	0.58	0.56	0.58
Pennsylvania Regulated	0.50	0.50	0.50	0.50
Corporate and Other	(0.11)	(0.12)	(0.11)	(0.12)
Total	$2.02	$2.79	$2.15	$2.45

(See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations.)

U.K. Regulated Segment
PPL projects lower segment earnings in 2017 compared with 2016 primarily driven by a lower assumed 2017 foreign currency exchange rate, lower true-up mechanisms, lower incentive revenues, higher interest expense and higher depreciation expense, partially offset by lower operation and maintenance expense, including pension expense, and higher base revenue from the April 1, 2017 price reset.
The remaining 2017 foreign currency exposure for this segment is 98 percent hedged at an average rate of $1.18 per pound.

Kentucky Regulated Segment
PPL projects lower segment earnings in 2017 compared with 2016, primarily driven by lower electricity sales volumes due to unfavorable weather in 2017 and higher depreciation expense, partially offset by electricity and gas base rate increases.

Pennsylvania Regulated Segment
PPL projects relatively flat segment earnings in 2017 compared with 2016, primarily driven by higher transmission earnings and lower operation and maintenance expense, offset by higher depreciation expense and higher interest expense.

Corporate and Other
PPL projects costs to be relatively flat in this category in 2017 compared with 2016.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With about 13,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about second-quarter 2017 financial results at 8:30 a.m. Eastern time on Thursday, Aug. 3. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number in order to join the conference: 9277539.

# # #

Management utilizes "Earnings from Ongoing Operations" as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL's management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL's underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	June 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$467	$341
Accounts receivable	713	712
Unbilled revenues	416	480
Fuel, materials and supplies	316	356
Current price risk management assets	69	63
Other current assets	185	115
Property, Plant and Equipment
Regulated utility plant	36,173	34,674
Less: Accumulated depreciation - regulated utility plant	6,446	6,013
Regulated utility plant, net	29,727	28,661
Non-regulated property, plant and equipment	424	413
Less: Accumulated depreciation - non-regulated property, plant and equipment	147	134
Non-regulated property, plant and equipment, net	277	279
Construction work in progress	1,229	1,134
Property, Plant and Equipment, net	31,233	30,074
Noncurrent regulatory assets	1,906	1,918
Goodwill and other intangibles	3,795	3,760
Pension benefit asset	467	9
Noncurrent price risk management assets	245	336
Other noncurrent assets	152	151
Total Assets	$39,964	$38,315

Liabilities and Equity
Short-term debt	$1,497	$923
Long-term debt due within one year	671	518
Accounts payable	752	820
Other current liabilities	1,430	1,576
Long-term debt	18,397	17,808
Deferred income taxes and investment tax credits	4,261	4,021
Accrued pension obligations	787	1,001
Asset retirement obligations	343	428
Noncurrent regulatory liabilities	902	899
Other noncurrent liabilities	434	422
Common stock and additional paid-in capital	10,030	9,848
Earnings reinvested	3,983	3,829
Accumulated other comprehensive loss	(3,523)	(3,778)
Total Liabilities and Equity	$39,964	$38,315

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Revenues	$1,725	$1,785	$3,676	$3,796

Operating Expenses
Operation
Fuel	183	183	374	380
Energy purchases	136	147	351	380
Other operation and maintenance	388	425	820	875
Depreciation	246	231	488	460
Taxes, other than income	70	74	145	153
Total Operating Expenses	1,023	1,060	2,178	2,248

Operating Income	702	725	1,498	1,548

Other Income (Expense) - net	(112)	174	(159)	235

Interest Expense	222	224	439	448

Income Before Income Taxes	368	675	900	1,335

Income Taxes	76	192	205	371

Net Income	$292	$483	$695	$964

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.43	$0.71	$1.02	$1.42
Diluted	$0.43	$0.71	$1.01	$1.41

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	683,841	677,145	682,370	676,293
Diluted	686,351	680,729	684,725	679,773

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Six Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities
Net income	$695	$964
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	488	460
Amortization	45	37
Defined benefit plans - (income)	(45)	(24)
Deferred income taxes and investment tax credits	201	320
Unrealized (gains) losses on derivatives, and other hedging activities	135	(192)
Other	17	7
Change in current assets and current liabilities
Accounts payable	(92)	(39)
Unbilled revenues	70	(2)
Fuel, materials and supplies	42	21
Accrued interest	(77)	(85)
Prepayments	(66)	(66)
Taxes payable	(27)	22
Other	(32)	24
Other operating activities
Defined benefit plans - funding	(552)	(224)
Other	(12)	(53)
Net cash provided by operating activities	790	1,170
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,373)	(1,346)
Expenditures for intangible assets	(15)	(14)
Other investing activities	6	13
Net cash used in investing activities	(1,382)	(1,347)
Cash Flows from Financing Activities
Issuance of long-term debt	594	1,020
Retirement of long-term debt	(60)	(684)
Issuance of common stock	177	76
Payment of common stock dividends	(529)	(513)
Net increase (decrease) in short-term debt	554	(66)
Other financing activities	(25)	15
Net cash provided by (used in) financing activities	711	(152)
Effect of Exchange Rates on Cash and Cash Equivalents	7	(15)
Net Increase (Decrease) in Cash and Cash Equivalents	126	(344)
Cash and Cash Equivalents at Beginning of Period	341	836
Cash and Cash Equivalents at End of Period	$467	$492

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at June 30,	$284	$283
Accrued expenditures for intangible assets at June 30,	$56	$94

Key Indicators (Unaudited)

	12 Months Ended
	June 30
Financial	2017	2016

Dividends declared per share of common stock	$1.55	$1.515
Book value per share (1)(2)	$15.30	$15.24
Market price per share (1)	$38.66	$37.75
Dividend yield	4.0%	4.0%
Dividend payout ratio (3)	64.9%	58.7%
Dividend payout ratio - earnings from ongoing operations (3)(4)	65.7%	69.5%
Return on common equity	15.7%	17.3%
Return on common equity - earnings from ongoing operations (4)	15.5%	14.6%
Spot rate of U.S. dollar per British pound sterling for Balance Sheet translation (5)	$1.29	$1.25
Average rate of U.S. dollar per British pound sterling for Statement of Income translation (6)	$1.21	$1.51

(1)	End of period.

(2)	Based on 685,473 and 677,549 shares of common stock outstanding (in thousands) at June 30, 2017 and June 30, 2016.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of May 31, 2017 and November 30, 2016 as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended June 30,			6 Months Ended June 30,
			Percent			Percent
(GWh)	2017	2016	Change	2017	2016	Change

Domestic Retail Delivered
PPL Electric Utilities	8,211	8,422	(2.5)%	17,757	18,102	(1.9)%
LKE	7,160	7,275	(1.6)%	14,395	14,964	(3.8)%
Total	15,371	15,697	(2.1)%	32,152	33,066	(2.8)%

International Delivered
United Kingdom	18,322	18,859	(2.8)%	38,980	39,151	(0.4)%

Domestic Wholesale
LKE (1)	511	484	5.6%	1,077	990	8.8%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$148	$79	$77	$(12)	$292
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $34	(64)	—	—	—	(64)
Total Special Items	(64)	—	—	—	(64)
Earnings from Ongoing Operations	$212	$79	$77	$(12)	$356

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.22	$0.12	$0.11	$(0.02)	$0.43
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.09)	—	—	—	(0.09)
Total Special Items	(0.09)	—	—	—	(0.09)
Earnings from Ongoing Operations	$0.31	$0.12	$0.11	$(0.02)	$0.52

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$434	$174	$156	$(69)	$695
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $46	(85)	—	—	—	(85)
Adjustment to investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(85)	(1)	—	—	(86)
Earnings from Ongoing Operations	$519	$175	$156	$(69)	$781

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.63	$0.26	$0.22	$(0.10)	$1.01
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.13)	—	—	—	(0.13)
Total Special Items	(0.13)	—	—	—	(0.13)
Earnings from Ongoing Operations	$0.76	$0.26	$0.22	$(0.10)	$1.14

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$345	$76	$78	$(16)	$483
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($56)	104	—	—	—	104
Spinoff of the Supply segment, net of tax of $0	—	—	—	(1)	(1)
Total Special Items	104	—	—	(1)	103
Earnings from Ongoing Operations	$241	$76	$78	$(15)	$380

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.51	$0.11	$0.11	$(0.02)	$0.71
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.15	—	—	—	0.15
Total Special Items	0.15	—	—	—	0.15
Earnings from Ongoing Operations	$0.36	$0.11	$0.11	$(0.02)	$0.56

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$634	$188	$172	$(30)	$964
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($69)	128	—	—	—	128
Spinoff of the Supply segment, net of tax of $1	—	—	—	(2)	(2)
Total Special Items	128	—	—	(2)	126
Earnings from Ongoing Operations	$506	$188	$172	$(28)	$838

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.93	$0.28	$0.25	$(0.05)	$1.41
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.19	—	—	—	0.19
Spinoff of the Supply segment	—	—	—	(0.01)	(0.01)
Total Special Items	0.19	—	—	(0.01)	0.18
Earnings from Ongoing Operations	$0.74	$0.28	$0.25	$(0.04)	$1.23

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1,246	$398	$338	$(80)	$1,902
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $4	(8)	—	—	—	(8)
Spinoff of the Supply segment, net of tax of $2	—	—	—	(3)	(3)
Other:
Settlement of foreign currency contracts, net of tax of ($108)	202	—	—	—	202
Change in U.K. tax rate	37	—	—	—	37
Total Special Items	231	—	—	(3)	228
Earnings from Ongoing Operations	$1,015	$398	$338	$(77)	$1,674

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.83	$0.58	$0.50	$(0.12)	$2.79
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.01)	—	—	—	(0.01)
Other:
Settlement of foreign currency contracts	0.30	—	—	—	0.30
Change in U.K. tax rate	0.05	—	—	—	0.05
Total Special Items	0.34	—	—	—	0.34
Earnings from Ongoing Operations	$1.49	$0.58	$0.50	$(0.12)	$2.45

Reconciliation of PPL's Forecast of Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)
	Forecast (per-share - diluted)
	2017 Midpoint
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2017	2017
Reported Earnings	$1.07	$0.56	$0.50	$(0.11)	$2.02	$2.12	$1.92
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.13)	—	—	—	(0.13)	(0.13)	(0.13)
Total Special Items	(0.13)	—	—	—	(0.13)	(0.13)	(0.13)
Earnings from Ongoing Operations	$1.20	$0.56	$0.50	$(0.11)	$2.15	$2.25	$2.05